Exhibit 99.L

July 19, 2007

The New America High Income Fund, Inc.
33 Broad Street
Boston, MA  02109

Re:          The New America High Income Fund, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel for The New America High Income Fund, Inc., a Maryland corporation (the “Fund”), in connection with the issuance of up to 32,143,181 additional shares of the Fund’s common stock, par value $.01 per share, (the “Additional Common Stock”) pursuant to the Fund’s rights offering (the “Offering”) as described in its Registration Statement filed with the Securities and Exchange Commission on Form N-2, Securities Act File No. 333-142924 and Investment Company Act File No. 811-5399 (the “Registration Statement”).  All capitalized terms not otherwise herein defined shall have the meaning set forth in the Registration Statement.

As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws, as amended.  We have examined its Registration Statement on Form N-2, including the prospectus contained therein, substantially in the form in which it is to become effective (the “Registration Statement”).  We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein.  We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion:

1.                                       The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                       The issuance and sale of the Additional Common Stock pursuant to the Offering have been duly authorized by all necessary corporate actions on the part of the Fund.

3.                                       Upon the issuance and sale of the Additional Common Stock against payment therefor pursuant to the Offering, the Additional Common Stock will be validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock.  It does not extend to the securities or “blue sky” laws of Maryland, to federal securities laws or to other laws.

The opinion expressed in this letter is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligations to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.  We do not thereby admit that we are “experts” as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder.

Very truly yours,

/s/ Venable LLP